Marine Transport Corporation
                      To Begin Trading on Nasdaq - 'MTLX':
                       MARAD Contract Renewed for 5 Years


New York - June 17, 1998 - Marine Transport Corporation, a company to be formed through the acquisition by OMI Corp. (OMI) of Marine Transport Lines, Inc., the oldest shipping company in the United States, begins trading tomorrow, June 18, 1998 on the Nasdaq National Market, symbol "MTLX".

Privately  held  Marine  Transport  Lines,  an  owner,  operator  and  manger of primarily U.S. flag shipping assets, will be combined with the domestic operations of OMI, and will retain OMI's public company status. OMI's international business will be spun off and operate as OMI Corporation, and will be separately traded on the New York Stock Exchange, symbol "OMM".

Richard du Moulin, Chairman and Chief Executive Officer of Marine Transport Lines, who will assume the same position as Marine Transport Corporation said, "Our growth strategy includes strategic acquisitions and expansion of the Company's specialized shipping services in its chemical, oil and ship management sectors."

It was also announced that the U.S. Maritime Administration ("MARAD") has awarded long term contracts for Marine Transport Lines to operate a total of 10 ships. A previous contract covered 9 ships. No MARAD contracts were awarded to OMI Ship Management which will become part of Marine Transport Corporation. The Company will receive additional compensation in the acquisition to adjust for the lack of such contracts, which in 1997 produced approximately $1.7 million of revenue offset by $1 million of direct expenses, plus certain allocated corporate overhead.

Marine Transport Corporation will be a U.S.-based supplier of marine transportation services. Its 1997 pro forma revenue was approximately $120 million. The Company will own and/or manage 27 ships, 6 supply vessels and 4 chartered-in tankers, making it one of the largest U.S.-based fleets of ocean going vessels. The Company's core businesses will be industrial shipping based on long term alliances, some as long as 50 years, with leading chemical and energy customers and ship management. As an operator with International Safety Management (ISM) certification, the Company will be able to provide services to support U.S. and international shipping expansion for quality-conscious commercial and U.S. government customers.

Contact: Mark Filanowski
         Marine Transport Lines
         201) 330-0200 x303